Exhibit 99.2

Company: Asensus Surgical, Inc.

Conference Title: Q3 2021 Asensus Surgical, Inc. Earnings Call

Moderator:	Mark Klausner, Westwicke Partners, Investor Relations
Anthony Fernando, President and Chief Executive Officer
Shameze Rampertab, Chief Financial Officer

Date: November 3, 2021

P R E S E N T A T I O N

Operator

Welcome to the Asensus Third Quarter Financial and Operating Results Conference Call.

As a reminder, all participants are in listen-only mode and the conference is being recorded.

I would now like to turn the conference over to Mark Klausner of Westwicke Partners. Please go ahead.

Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Third Quarter 2021 Conference Call.

On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by Management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company's business, including any impact from the COVID-19 pandemic. The Company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with the Asensus Surgical business, I encourage you to review the Company's filings with the Securities and Exchange Commission, including the 2020 Form-K filed in March 2021 and the Form 10-Q expected to be filed later today and other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to the adjusted net loss attributable to common stockholders and the adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures taken in conjunction with U.S. GAAP financial measures provide useful information for both Management and investors by excluding certain noncash and other expenses that are not indicative of the Company's core operating results. Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans, to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

It is now my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando

Thanks, Mark, and thank you, all, for joining us today. On today's call, I will provide a brief summary of our recent accomplishments and then ask Shameze to review our financial performance, after which I will discuss our performance during the third quarter as well as our priorities for the rest of 2021 before turning to Q&A.

Starting with a review of our recent performance. Despite the headwinds associated with the recent COVID-19 Delta variant spike during the quarter, we made tremendous progress towards many of our 2021 goals since our last call. We signed lease agreements with three hospitals, and we sold one system, bringing the total number of new Senhance program initiations thus far in 2021 to six.

We made progress with our regulatory milestones, receiving FDA 510(k) clearance for both the 5-millimeter articulating instruments and the expanded capabilities of the Intelligent Surgical Unit, or ISU, in July and September, respectively. We are incredibly happy with what we've accomplished so far, and we are excited to keep the momentum going in 2021.

With that, I will turn the call over to Shameze for a financial update.

Shameze Rampertab

Thanks, Anthony. Turning to the third quarter. For the three months ended September 30, 2021, the Company reported revenue of $2.6 million as compared to revenue of $0.8 million in the three months ended September 30, 2020. Revenue in the third quarter of 2021 included $1.4 million in system revenue, $0.8 million in instruments and accessories and $0.4 million in services.

For the three months ended September 30, 2021, total operating expenses were $16.7 million as compared to $14.6 million in the three months ended September 30, 2020.

For the three months ended September 30, 2021, net loss attributable to common stockholders was $16.1 million or $0.07 per share as compared to net loss attributable to common stockholders of $15.1 million or $0.15 per share in the three months ended September 30, 2020.

For the three months ended September 30, 2021, the adjusted net loss attributable to common stockholders was $14.3 million or $0.06 per share as compared to an adjusted net loss of $11.9 million or $0.12 per share in the three months ended September 30, 2020.

Adjusted net loss is GAAP net loss adjusted for the following items: amortization of intangible assets, change in fair value of contingent consideration, gain on extinguishment of debt, employee retention tax credit, and for 2020, change in fair value of warrant liabilities, all of which are noncash charges.

Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. The reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet. The Company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash, of approximately $147.9 million and working capital of $125.4 million as of September 30, 2021.

I'll turn the call back over to Anthony.

Anthony Fernando

Thanks, Shameze. I will now provide an update on recent performance as well as the progress we have made on the key focus areas for 2021. As a reminder, these are, first, the continued market development for the Senhance system; and second, expanding our portfolio and continuing the technological advancement of Senhance.

The primary focus of our market development activities is the growth of our global installed base, acceleration of procedure volumes and the increase in the number of foundational sites. Despite the headwinds associated with COVID that impacted all of our major geographies during the quarter, I'm very happy with what we were able to achieve.

Since August, we have seen a material acceleration of the movement of customers through our pipeline, leading to one system purchase in Russia and three leases to Japanese institutions. As of today, we have had 6 new Senhance program initiations and continue to expect to have a total of 10 to 12 by the end of 2021.

In September, we announced the purchase of a Senhance system by Loginov Moscow Clinical Scientific Center, one of the largest and most innovative institutions funded by the Moscow Health Department. This is the first Senhance Surgical System to be used within Russia.

In Japan, we recently announced that Sapporo Medical University Hospital, Hirosaki University Hospital and Shinmatsudo Central General Hospital have all initiated their Senhance programs. This brings the total installations in Japan to 7.

Japan continues to be a key geography for Senhance because of the favorable landscape. Japan has one of the highest concentrations of laparoscopic surgeons globally, lending itself to a quick adoption curve for a platform built on the fundamentals of laparoscopy.

In addition, Senhance is widely reimbursed with coverage for over 98 procedures across a variety of specialty. Because of this, we opted to invest and to grow our footprint in Japan with the establishment of a training center in late 2020. We are happy with the accelerated adoption in this region in recent quarters and continue to expect growth in the future.

Our pipeline remains strong going into the end of 2021. COVID has caused varying levels of delays globally within hospitals, which have impacted our ability to visit customers, install new systems and train new surgeon users. However, we feel confident that these are simply matters of timing and not matters of demand. By year-end, we expect to see multiple additional Senhance program initiations across several of our geographies.

Moving on to procedures. We continue to see consistent strong volume trends throughout 2021 despite the headwinds faced with the ongoing COVID pandemic. In the quarter, total procedure volume increased over 47% compared to the prior year quarter and importantly, grew over 5% compared to the second quarter of 2021, bringing year-to-date procedure volumes to over 1,500. The strong year-over-year growth was primarily driven by volumes in the EMEA and the U.S., which grew 71% and 41%, respectively.

Volumes in Asia were roughly flat to 2020 as this region saw the most significant COVID-related headwinds in the period. Given the macro challenges we faced during the quarter, we are very happy with the procedure volumes, which continue to validate the desire of surgeons to utilize the Senhance system globally.

Now looking at foundational sites. As a reminder, foundational sites are hospitals that are performing or on track to perform clinical procedures with Senhance at an annualized rate of greater than 100 procedures per year. While we have made significant progress this year fostering expanded utilization within all of our installs, the effect from COVID-19 during the quarter has disrupted new sites from reaching the 100 procedure per year run rate. Foundational sites still remain a key indication for us, and we expect to see improvement in the overall procedure environment by year-end.

Now turning to our second initiative for the year, the continued portfolio expansion and the technological advancement of the Senhance system. During the quarter, we received FDA 510(k) clearance for both the 5-millimeter articulating instruments and the expanded capabilities of the Intelligent Surgical Unit or ISU, both of which are key regulatory milestones we had set at the beginning of the year.

As discussed on our last call, adding articulation broadens the clinical utility and value of our platform's technology by offering better access to difficult-to-reach areas of the anatomy by providing two additional degrees of freedom. We are currently planning for a limited market release in 2022.

We also received 510(k) clearance for an expansion of capabilities with the ISU in September. The newest ISU features introduced more advanced features, including 3D measurement, digital tagging, image enhancement and enhanced camera control based on real-time data from the anatomical structures while performing surgery. The addition of these cutting-edge digital capabilities to our existing surgical platform gives surgeons real-time intraoperative digital tools and demonstrates our commitment to our vision of performance-guided surgery.

One feature that has been extremely well received is 3D measurement. Prior to the 3D measurement feature being offered with the ISU, surgeons had two options: one, drop a paper tape measure into the operating cavity and manually straighten out the tape and measure using their surgical tools before forcing to remove the tape measure; or use ultrasound imaging interoperatively and measure anatomy on the image. Both of these options are completely integrated and require the surgeon to spend a tremendous amount of time completing a critical but relatively basic task.

The 3D measurement enabled by the ISU is a revolution in the way surgeons interact with the surgical platform. We are providing the surgeons with real-time interoperative digital technology that allows them to be better informed while being more efficient and helping to reduce cognitive fatigue. The 3D measurement, along with the other set of features, are changing the landscape and the way surgery is being performed in a significant way.

We did see some supply chain issues related to one component of the ISU in the quarter. This is pushing out the timing of broader application of the ISU. Once these issues are resolved, we expect to quickly ramp up the rollout of the ISU in the United States and Europe.

Now for an update on Senhance Connect, which connects expert Senhance surgeon users across the globe by streaming multiple camera views and an endoscopic view simultaneously in conjunction with two way screen sharing and annotations. We have completed several installations of Senhance Connect in both Europe and the United States this quarter and expect to see more installations before the close of the year. We have facilitated collaboration events. We are supporting surgeons who are able to remotely connect from their office to the OR and observe a procedure in real time performed by a peer.

The increase in installations of our innovative communication system allows for progress towards reaching the full potential of our system, providing the opportunity for surgeons around the world to access and learn from their peers on the best practices for utilizing the Senhance system.

In summary, off the back of a successful first half of 2021, we are very pleased with the progress we have made in the third quarter given some of the COVID-19 disruption experience. We delivered strong procedure volume growth and an acceleration of new system in stores. We drove key regulatory milestones, receiving two FDA 510(k) clearances, including the expanded capabilities of the ISU in the U.S., which represented a meaningful step forward towards our goal of delivering on the promise of performance-guided surgery.

In addition, we strengthened our leadership by filling key roles across the organization, namely in clinical, marketing and R&D. We are excited about the future of Asensus Surgical and believe all of the hard work our team has put in over the last year is coming to fruition. Looking ahead, we are looking to carry this momentum into the final quarter of the year and expect to meet our goal of 10 to 12 new program initiations by the end of 2021 as well as the continued growth in procedure volumes.

With that, I would like to open the line for questions.

Operator

The first question is from RK Ramakanth of H.C. Wainwright.

Swayampakula Ramakanth

Anthony and Shameze, excellent quarter, obviously, both on the top line and also on the procedures. Just to start off, just a quick question on the top line. With 1.4 million systems booking, I'm just trying to make sure—I didn't hear it, but I just want to make sure there was no capital purchase, but most of that was basically on your lease commercialization. Is that correct?

Anthony Fernando

RK, actually, it's—it includes a capital purchase. The system for Russia was a sale. It was a sale plus lease and service revenues.

Swayampakula Ramakanth

Okay. Perfect. Obviously, it's great to hear the 47% increase in procedures year-over-year and also 5% against the second quarter. Just trying to understand, what is helping that upswing in the numbers of procedures? If we really believe the vaccination that's going on in this country, it seems at a decent pace. How should we think about getting to the end of the year? Obviously, you're already past last year's 1,400-odd procedures, with 1,500 in, in the first nine months, so that we can try to gauge how we should think about '22.

Anthony Fernando

Yes, RK. Great question. I think most of the case growth that we've seen has come from the EMEA region as we've seen some of the restrictions lift and cases taking off. Secondly, in the U.S. as well, we've seen pretty good case volume growth in U.S. and Europe, while Asia was relatively flat. We are seeing more cases.

Also for this year, another point I'll make is if we look at quarter-over-quarter from the beginning of this year, we've held a pretty steady pace growing each quarter from the previous quarter. It's very difficult to predict how the Q4 numbers are because if we look at it from a institution basis, you see ups and downs in some institutions picking up, some are slowing down. Then a month later, you'll see them ramping back up. It's hard to predict, but our hope is that if nothing changes, then we hope to continue this case growth momentum into the fourth quarter, in the remaining two months.

But all the signs that we are seeing so far is relatively positive from Asia, from EMEA and from the U.S. and hoping to see no changes that we can continue this pace. But we'll have to wait and see how any pandemic restrictions or anything that might impact. But right now, things are—we are pretty bullish and see pretty good momentum going into Q4.

Swayampakula Ramakanth

Okay. Then regarding the portfolio enhancement, right, with the ISU and the 5-millimeter articulating arms, how—what sort of benefit can they deliver? Is it more on the procedure side? Or is it more on trying to—try new—getting new centers to buy the device because you have more whistles on the—more bells and whistles on the system? How generally does this help?

Anthony Fernando

Yes. Great question, RK. I think, as we've talked about this before, our goal is really to reduce the variability in surgery and also to help reduce complications and improve outcomes, right? That's our goal in all the surgeries we do. These tools are helping to accomplish that by being able to be a lot more objective for the surgeons so that the surgeons can measure things, they can see things, they can put markers and make them ergonomically and even from a fatigue point of view, make it simpler in terms of image and camera control.

The ultimate goal by all of this, it's less about the adding all these bells and whistles, like we called it, for features, but it's really trying to say, how do we use digital technology to reduce the variability and reduce the complications and improve the outcome for the patient at the end? We are seeing some good interest.

From the surgeons who have the ISU, we have ISUs in Japan, in Europe and in the U.S. now and definitely seeing very good interest and very positive feedback because these are tools that surgeons have not seen before. For the first time, they are getting news to part. They're trying to say, okay, this is good. We like this. Now how do we use it more? How do we benefit from this even more? It is really focused on being a lot more objective and also providing some digital tools to help reduce the variabilities in surgery.

Swayampakula Ramakanth

Perfect. One last question from me before I get back into the queue. Japan, obviously, that's the big word for the year 2021 for you folks. I believe you have seven units now in Japan. With seven units, geographically, it's not quite big. Do you foresee putting more resources, especially when you have such a reimbursement-friendly environment and potential to grow? If you're planning to do—put some resources, is that—how is that going to impact your financials going forward? Or what you already currently have, is that good enough to expand even further?

Anthony Fernando

Yes. Yes, RK. I think the resources that we currently have, our team in Japan can easily handle more than the seven systems for a few reasons. Because most of the sites, once we get them up the initial learning curve, these sites become independent. They can operate the system pretty independently within their staff, and we don't need to support those sites 100%.

We are trying to stagger the start of some of these sites so that we can get each site up to speed. But the team there and the resources there, I think, can very comfortably support a few more systems. We'll continue to invest as well in trying to improve the surgeon experience and providing them training tools and things like that. We will invest. I think it will change slightly the expense side of things, but I think it will be somewhat in line with the increase in cases and revenue as well.

Operator

This concludes the question-and-answer session. I would like to turn the conference back over to Anthony for any closing remarks.

Anthony Fernando

Thank you again for your interest in Asensus Surgical, and we look forward to updating you on our progress on our next quarterly call. Thank you.

Operator

This concludes today's conference call. You may disconnect your lines. Thank you for participating, and have a pleasant day.